UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 14, 2023

Aridis Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38630	47-2641188
(State or other jurisdiction of	(Commission	(I. R. S. Employer
incorporation)	File Number)	Identification No.)

983 University Avenue, Bldg. B

Los Gatos, California 95032

(Address of principal executive offices, including ZIP code)

(408) 385-1742

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	ARDS	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

Registered Direct Offering

On March 14, 2023, Aridis Pharmaceuticals, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the institutional investors named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell, in a registered direct offering (the “Offering”), 6,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”). The purchase price of each share of Common Stock is $0.38 per share.. The Purchase Agreement contains customary representations, warranties, covenants and indemnification rights and obligations of the Company and the Purchasers. The Offering is expected to close on March 16, 2023, subject to customary closing conditions.

The Company received gross proceeds of approximately $2.28 million in connection with the Offering, before deducting placement agent fees and related offering expenses. The net proceeds to the Company from the Offering, after deducting the placement agent fees and expenses and the Company’s estimated offering expenses, was approximately $2.1 million.

Pursuant to the Purchase Agreement and subject to certain exceptions included therein, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock, or file any registration statement or amendment or supplement thereto, for a period commencing on March 14, 2023 and expiring 45 days from the closing date of the Offering.

The shares of Common Stock were offered by the Company pursuant to a registration statement on Form S-3 (File No. 333-267279), which was filed with the Securities and Exchange Commission (the “Commission”) on September 2, 2022 and was declared effective by the Commission on September 12, 2022 (the “Registration Statement”). A copy of the opinion, including the related consent, of Sheppard, Mullin, Richter & Hampton LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto.

Placement Agent Compensation

Pursuant to an engagement agreement, dated as of February 15, 2023 (the “Engagement Letter”), the Company engaged H.C. Wainwright & Co., LLC as its exclusive placement agent (the “Placement Agent”) in connection with the Offering. The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the securities in the Offering. The Company agreed to pay to the Placement Agent a cash fee of 6.0% of the aggregate gross proceeds raised in the Offering.

The Company has also agreed to pay the Placement Agent non-accountable expenses of $35,000 and certain closing fees of $15,950.

The foregoing summaries of the Purchase Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the form of such document attached as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the SEC.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Item 8.01	Other Events.

On March 14, 2023, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
10.1	Form of Securities Purchase Agreement
23.1	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
99.1	Press Release, dated March 14, 2023
104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 15, 2023	ARIDIS PHARMACEUTICALS, INC.

/s/ Vu Truong
Vu Truong
Chief Executive Officer

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